Exhibit (n)

                            THE ARMADA ADVANTAGE FUND
                                  (THE "TRUST")

                  PLAN PURSUANT TO RULE 18F-3 FOR OPERATION OF
                              A MULTI-CLASS SYSTEM

                                 I. INTRODUCTION

         This plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended. The plan establishes the various classes of shares offered by the Trust's investment portfolio (the "Fund") and sets forth the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges. Any material amendment to the plan is subject to prior approval of the Board of Trustees, including a majority of the disinterested Trustees. Notwithstanding the names designated for the various share classes in this plan, the officers of the Trust, for purposes of marketing a share class and offering for sale in the Trust's prospectuses, may designate a different name for a class of shares without prior Board approval.

                            II. ATTRIBUTES OF CLASSES

A.       GENERALLY

         The Trust shall offer two classes of shares: Advisor Shares and Institutional Shares. This plan becomes applicable to the Fund with respect to a particular class of shares upon adoption of a resolution by the Board of Trustees authorizing the offering of such class of shares by such Fund.

         Advisor Shares and Institutional Shares of the Fund shall represent interests in the same portfolio of investments of the Fund, and shall be identical in all respects, except for: (a) the impact of (i) expenses assessed to a class pursuant to any shareholder services plan or distribution plan adopted for the class and (ii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the independent trustees; (b) the fact that a class shall vote separately on any matter submitted to the shareholders that pertains to (i) any shareholder services plan or distribution plan adopted for that class and (ii) the class expenses borne by the class; (c) the exchange privileges, if any, of each class of shares; (d) the legal designation of each class of shares; and (e) the different distribution and shareholder services relating to a class of shares.

B.       DISTRIBUTION AND SHAREHOLDER SERVICING ARRANGEMENTS, EXPENSES AND SALES
         CHARGES

                  ADVISOR SHARES

                  Advisor Shares shall be available for purchase by individuals and institutional investors including corporate investors, pension and profit sharing plans and foundations and any organization authorized to act in a fiduciary, advisory, custodial or agency capacity, including affiliates of National City Investment Management Company. Advisor Shares are designed for investors requiring additional services through their financial intermediaries.

                  Advisor Shares shall not be subject to a sales charge. Advisor Shares shall be subject to a fee payable pursuant to the Shareholder Services Plan adopted for the class which shall not as of the date hereof exceed .10% (on an annualized basis) of the average daily net asset value of those shares beneficially owned by customers of the financial institutions who have entered into agreements with the Trust pursuant to the Shareholder Services Plan adopted for the class.

                  Services provided under the Shareholder Services Plan adopted for the class may include (i) aggregating and processing purchase and redemption requests from customers; (ii) providing customers with a service that invests the assets of their accounts in Advisor Shares; (iii) processing dividend payments from the fund; (iv) providing information periodically to customers showing their position in Advisor Shares; (v) arranging for bank wires; (vi) responding to customer inquiries relating to the services performed with respect to Advisor Shares beneficially owned by customers; (vii) forwarding shareholder communications; and (viii) other similar services requested by the Trust.

                  Pursuant to the Trust's Distribution Agreement and Rule 12b-1 under the 1940 Act, the Trust has adopted a Distribution Plan for Advisor Shares and Institutional Shares (the "Plan"). The Plan provides that the Fund may pay the distributor (or any other person) for distribution expenses related to the distribution of Advisor Shares and Institutional Shares in an amount not to exceed .01% of the average aggregate net assets of such Advisor Shares and Institutional Shares.

                  INSTITUTIONAL SHARES

                  Institutional Shares shall be available for purchase by individuals and institutional investors including corporate investors, pension and profit sharing plans and foundations and any organization authorized to act in a fiduciary, advisory, custodial or agency capacity, including affiliates of National City Investment Management Company.

                  Institutional Shares shall not be subject to a sales charge or to a shareholder servicing fee under a non-12b-1 Plan.

                  Pursuant to the Trust's Distribution Agreement and Rule 12b-1 under the 1940 Act, the Trust has adopted the Plan. The Plan provides that the Fund may pay the distributor (or any other person) for distribution expenses related to the distribution of Advisor Shares and Institutional Shares in an amount not to exceed .01% of the average aggregate net assets of such Advisor Shares and Institutional Shares.

C.       EXCHANGE PRIVILEGES

                  No exchange privileges apply to Advisor Shares or Institutional Shares.

D.       CONVERSION FEATURES

                  The Trust shall not offer a conversion feature to holders of Advisor Shares or Institutional Shares.

E.       METHODOLOGY FOR ALLOCATING EXPENSES AMONG CLASSES

                  Class-specific expenses of the Fund shall be allocated to the specific class of shares of the Fund. Non-class-specific expenses of the Fund shall be allocated in accordance with Rule 18f-3(c) under the 1940 Act.



Approved by the Board of Trustees: July 22, 2004